As filed with the Securities and Exchange Commission on May 17, 2017

Registration No. 333-82563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION
STATEMENT NO. 333-82563

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

WHITE MOUNTAINS INSURANCE
GROUP, LTD.
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	94-2708455 (IRS Employer Identification No.)

80 South Main Street
Hanover, New Hampshire 03755-2053
(Address of Principal Executive Offices, including Zip Code)
SIRIUS INTERNATIONAL HOLDING COMPANY, INC.
401(k) SAVINGS AND INVESTMENT PLAN
(formerly known as the FOLKSAMERICA HOLDING COMPANY
401(k) SAVINGS AND INVESTMENT PLAN)
(Full title of the plan)

J. Brian Palmer
White Mountains Insurance Group, Ltd.
80 South Main Street
Hanover, New Hampshire 03755-2053
(Name and address of agent for service)

(603) 640-2200
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or an emerging growth company.  See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐
Smaller reporting company ☐	Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

REMOVAL OF SECURITIES FROM REGISTRATION
White Mountains Insurance Group, Ltd., an exempted Bermuda limited liability company (the “Registrant”) and the Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan (formerly known as the FolksAmerica Holding Company 401(k) Savings and Investment Plan) (the “Plan”) filed a Registration Statement on Form S-8 (File No. 333-82563) (the “Initial Registration Statement”) with the Securities and Exchange Commission on July 9, 1999. The Initial Registration Statement covered 200,000 shares of Common Stock, par value $1.00 per share (the “Common Stock”), of the Registrant to be issued under the Plan and an indeterminate amount of plan interests. The Plan also filed a Post Effective Amendment No. 1 to the Initial Registration Statement (File No. 333-82563) (the “Amended Registration Statement”) on February 15, 2000.
As of April 18, 2016, Sirius International Holding Company, Inc. 401(k) Savings and Investment Plan ceased to be an affiliate of the Registrant. The Registrant’s Common Stock is no longer an investment alternative under the Plan, and no further offers or sales of the Registrant’s Common Stock are being made through the Plan. In accordance with an undertaking made by the Registrant in the Amended Registration Statement to remove by means of a post-effective amendment any securities that remain unsold at the termination of the offering, this Post-Effective Amendment is being filed to remove from registration the Common Stock and plan interests not heretofore sold pursuant to the Amended Registration Statement. The Amended Registration Statement is hereby further amended, as appropriate, to reflect the deregistration of such Common Stock and plan interests.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 17th day of May, 2017.

WHITE MOUNTAINS INSURANCE GROUP, LTD.

By:	/s/ J. Brian Palmer
Name:	J. Brian Palmer
Title:	Managing Director and Chief Accounting Officer

Pursuant to the requirement of the Securities Act of 1933, as amended, the trustees (or other persons who administer the employee benefit plan) have duly caused this post-effective amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York, on this 17th day of May, 2017.

By:	/s/ Ralph A. Salamone
Name: Ralph A. Salamone
Title: Senior Vice President and CFO
Sirius Re Holding Company, Inc.

And:	/s/ Geanie M. Villomann
Name: Geanie M. Villomann
Title: Senior Vice President
Sirius Re Holding Company, Inc.

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